Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma combined financial statements of Sun Hydraulics Corporation (the “Company”) are presented to illustrate the estimated effects of the acquisition of Enovation Controls, LLC (“Enovation Controls”), which included their Power Controls and Vehicle Technologies lines of business only and closed on December 5, 2016 (the “acquisition”), on the historical financial position and results of operations of the Company.

The unaudited pro forma combined financial statements have been derived from the Company’s historical consolidated audited financial statements for the year ended January 2, 2016 and the nine months ended October 1, 2016, and the audited statement of assets acquired and liabilities assumed prepared on the Company’s acquisition method basis of accounting as of the acquisition date of December 5, 2016 and the historical audited statements of net revenues and direct costs and operating expenses for the year ended December 31, 2015 and the nine months ended September 30, 2016 of the Power Controls and Vehicle Technologies Lines of Business of Enovation Controls, LLC.  The unaudited pro forma combined statements of operations for the year ended January 2, 2016 and for the nine months ended October 1, 2016 are presented as if the acquisition was completed as of December 28, 2014.  The unaudited pro forma combined balance sheet at October 1, 2016 gives effect to the acquisition as if it was completed on October 1, 2016.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements.  The unaudited pro forma combined financial statements should be read together with the Company’s historical consolidated financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and the abbreviated financial statements of the Power Controls and Vehicle Technologies Lines of Business of Enovation Controls, LLC presented in exhibit 99.1 to this Form 8-K/A.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X, and are not indicative of the results of operations that would have been realized had the acquisition actually been completed on the dates indicated, nor are they indicative of the Company’s future financial position or operating results.

Sun Hydraulics Corporation

Unaudited Pro Forma Combined Balance Sheet

As of October 1, 2016

(in thousands, except share data)

	Sun Hydraulics	Enovation Controls, LLC
	Corporation Historical	Acquisition Basis	Pro Forma Adjustments	Note 4	Pro Forma Combined
Assets	(A)	(B)
Current assets:
Cash and cash equivalents	$110,022	$964	$(62,928)	(C)	$48,058
Restricted cash	39	-	-		39
Accounts receivable, net of allowance for doubtful accounts of $163	17,701	9,502	-		27,203
Inventories	12,530	16,979	-		29,509
Income taxes receivable	509	-	-		509
Deferred income taxes	469	-	-		469
Short-term investments	33,858	-	-		33,858
Other current assets	3,397	176	-		3,573
Total current assets	178,525	27,621	(62,928)		143,218
Property, plant and equipment, net	71,235	10,546	-		81,781
Goodwill	4,912	98,667	-		103,579
Intangible assets, net	5,238	108,070	-		113,308
Other assets	1,592	8	700	(C)	2,300
Total assets	$261,502	$244,912	$(62,228)		$444,186

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,536	$3,260	$-		$8,796
Accrued expenses and other liabilities	5,203	3,745	-		8,948
Current portion of contingent consideration	-	-	10,765	(E)	10,765
Dividends payable	2,424	-	-		2,424
Total current liabilities	13,163	7,005	10,765		30,933
Revolving line of credit	-	-	140,000	(D)	140,000
Contingent consideration	-	-	24,312	(E)	24,312
Deferred income taxes	8,919	1,810	-		10,729
Total liabilities	22,082	8,815	175,077		205,974
Commitments and contingencies	-	-	-		-
Shareholders' equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	-	-	-		-
Common stock, 50,000,000 shares authorized, par value $0.001, 26,925,940 shares outstanding	27	-	-		27
Capital in excess of par value	88,664	236,097	(236,097)	(F)	88,664
Retained earnings	161,791	-	(1,208)	(C)	160,583
Accumulated other comprehensive income (loss)	(11,062)	-	-		(11,062)
Total shareholders' equity	239,420	236,097	(237,305)		238,212
Total liabilities and shareholders' equity	$261,502	$244,912	$(62,228)		$444,186

See accompanying notes to the unaudited pro forma combined financial statements.

Sun Hydraulics Corporation

Unaudited Pro Forma Combined Statements of Operations

For the nine-months ended October 1, 2016

(in thousands, except share data)

	Sun Hydraulics Corporation	Enovation Controls, LLC	Pro Forma	Note	Pro Forma
	Historical	Historical	Adjustments	4	Combined
	(A)	(G)

Net sales	$147,069	$61,926	$1,960	(M)	$210,955
Cost of sales	93,035	30,966	2,668	(M)	126,903
			234	(I)
Gross profit	54,034	30,960	(942)		84,052
Selling, engineering and administrative expenses	24,461	16,460	(329)	(H)	46,549
			216	(I)
			5,741	(J)
Operating income	29,573	14,500	(6,570)		37,503
Interest (income) expense, net	(1,056)	-	3,014	(K)	1,958
Foreign currency transaction (gain) loss, net	(311)	-	-		(311)
Miscellaneous (income) expense, net	594	-	-		594
Income before income taxes	30,346	14,500	(9,584)		35,262
Income tax provision	10,160	-	1,589	(L)	11,749
Net income	$20,186	$14,500	$(11,173)		$23,513
Basic net income per common share	$0.75				$0.87
Weighted average basic shares outstanding	26,879				26,879
Diluted net income per common share	$0.75				$0.87
Weighted average diluted shares outstanding	26,879				26,879
Dividends declared per share	$0.310				$0.310

See accompanying notes to the unaudited pro forma combined financial statements.

Sun Hydraulics Corporation

Unaudited Pro Forma Combined Statements of Operations

For the year ended January 2, 2016

(in thousands, except share data)

	Sun Hydraulics Corporation	Enovation Controls, LLC	Pro Forma	Note	Pro Forma
	Historical	Historical	Adjustments	4	Combined
	(N)	(O)

Net sales	$200,727	$80,877	$1,921	(M)	$283,525
Cost of sales	123,634	41,884	2,312	(M)	168,070
			240	(I)
Gross profit	77,093	38,993	(631)		115,455
Selling, engineering and administrative expenses	30,202	19,564	222	(I)	58,262
			8,274	(J)
Operating income	46,891	19,429	(9,127)		57,193
Interest (income) expense, net	(1,422)	-	4,018	(K)	2,596
Foreign currency transaction (gain) loss, net	(1,104)	-	-		(1,104)
Miscellaneous (income) expense, net	187	-	-		187
Income before income taxes	49,230	19,429	(13,145)		55,514
Income tax provision	16,092	-	2,339	(L)	18,431
Net income	$33,138	$19,429	$(15,484)		$37,083
Basic net income per common share	$1.24				$1.39
Weighted average basic shares outstanding	26,687				26,687
Diluted net income per common share	$1.24				$1.39
Weighted average diluted shares outstanding	26,687				26,687
Dividends declared per share	$0.450				$0.450

See accompanying notes to the unaudited pro forma combined financial statements.

Sun Hydraulics Corporation

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 1 — Description of Transaction

On December 5, 2016 the Company acquired all of the outstanding membership units of Enovation Controls, LLC, which included their Power Controls (PC) and Vehicle Technology (VT) lines of business only, for initial consideration of $201 million and additional earn-out potential of $50 million which is payable in three installments after closing, based on the performance of Enovation Controls during the 9, 18 and 27 month periods after closing.  Prior to the closing date, and pursuant to an asset transfer agreement, Enovation Controls  transferred the agreed upon assets and liabilities of their other lines of business to a separate legal entity, leaving Enovation Controls with only the lines of business associated with the PC and VT customer markets and the related agreed upon assets and liabilities.

The Company paid cash consideration at closing of $201 million, $140 million of which was financed through the Company’s existing revolving line of credit.

Note 2 — Basis of presentation

The unaudited pro forma combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies after giving effect to the Acquisition.

The PC and VT lines of business of Enovation Controls have never operated as a stand-alone business, division or subsidiary and Enovation Controls has never maintained the distinct and separate accounts necessary to prepare full carve out financial statements. Enovation Controls’ historical operations were comingled across all lines of business, including the PC and VT lines of business as well as Enovation Controls’ other lines of business.  Due to the nature of the comingled operations, the assets acquired and liabilities assumed of the PC and VT lines of business was a function of the legal assignment of assets and liabilities agreed upon by all parties at a date in time and do not represent all assets and liabilities used in operating the PC and VT lines of business.  Additionally, Enovation Controls’ historical corporate overhead costs, other than direct customer market selling expenses, were shared services that were not directly related to a specific line of business.  Accordingly, the Company determined that it was impractical to prepare full carve out financial statements.  The abbreviated financial statements include assets acquired and liabilities assumed presented on the Company’s acquisition method basis of accounting as of the acquisition date and revenues, direct costs and operating expenses directly attributable to the PC and VT lines of business and exclude certain corporate overhead, foreign currency translation gains and losses, interest expense and income taxes.

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations.  The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the Enovation Controls acquisition based upon the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition using available information.  The preliminary purchase price allocation may be adjusted as a result of the finalization of the purchase price accounting.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Enovation Controls as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 3 — Preliminary Purchase Price Allocation

The purchase price consisted of initial consideration transferred of $201.0 million and the estimated fair value of the contingent consideration of $35.1 million resulting in total consideration for the acquisition of $236.1 million.  Total consideration for the acquisition is subject to a post-closing adjustment for working capital in accordance with the terms of the Purchase Agreement.

The following table presents the preliminary allocation of the purchase consideration for the transaction as of the acquisition date, including the contingent consideration (in thousands):

Cash and cash equivalents	$964
Accounts receivable	9,502
Inventories	16,979
Other current assets	176
Property, plant and equipment	10,546
Goodwill	98,667
Other intangible assets	108,070
Other assets	8
Accounts payable	(3,260)
Accrued expenses and other liabilities	(3,745)
Deferred income taxes	(1,810)
$236,097

The preliminary purchase price allocation is reflected in the audited statement of assets acquired and liabilities assumed as of the acquisition date of the Power Controls and Vehicle Technologies Lines of Business of Enovation Controls, LLC that is presented in exhibit 99.1 of this Form 8-K/A.

Note 4 — Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(A)	As presented in Sun Hydraulics Corporation's quarterly report on Form 10-Q for the nine month period ended October 1, 2016 filed with the SEC on November 8, 2016.
(B)

As presented in the audited statement of assets acquired and liabilities assumed, prepared on the Company’s acquisition method basis of accounting as of the acquisition date of December 5, 2016, included in exhibit 99.1 of this Form 8-K/A.

(C)	Represents the effects of the transfer of cash for consideration paid of $61 million, estimated transaction costs totaling $1.2 million and approximately $0.7 million of debt issuance costs.
(D)	Represents the increase in the revolving line of credit as a result of the consideration paid.
(E)	To record the fair value of the contingent consideration liability of $35.1 million.
(F)	Elimination of the investment in consolidation.
(G)	As presented in the audited statement of net revenues and direct costs and operating expenses for the nine-month period ended September 30, 2016, included in exhibit 99.1 of this Form 8-K/A.
(H)

Represents the elimination of nonrecurring transaction costs incurred during the nine-month period ended October 1, 2016 of approximately $0.3 million that are directly related to the acquisition of Enovation Controls, LLC.

(I)	Represents the estimated increase in depreciation expense related to the increased basis of the acquired property and equipment. The estimated useful lives range from one to 15 years.
(J)

Represents the increase in amortization of the identifiable intangible assets acquired.  The following table summarizes the estimated fair values of Enovation Controls’ identifiable intangible assets, their estimated useful lives and the estimated amortization for each period presented (in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)	Nine months ended October 1, 2016	Year ended January 2, 2016

Brands	$ 30,000	20	$ 1,125	$ 1,500
Non-competition agreements	950	5	143	190
Technology	17,500	Various	1,473	1,964
Supply agreement	21,000	10	1,575	2,100
Sales order backlog	620	1	-	620
Customer relationships	38,000	20	1,425	1,900 1,413
Pro forma adjustments to amortization expense	$ 108,070		$ 5,741	$ 8,274

(K)

Represents the net increase to interest expense resulting from interest on the new note payable to finance the acquisition of Enovation Controls and the amortization of related debt issuance costs, as follows (in thousands). The interest rate assumed for purposes of preparing these pro forma financial statements is 2.77%. This rate comprises the one-month LIBOR rate of 0.77% as of January 2017, plus certain margins specified in the credit facility agreement. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $0.1 million for the nine months ended October 1, 2016 and approximately $0.2 million for the year ended January 2, 2016.

	Nine months ended October 1, 2016	Year ended January 2, 2016

Interest expense on line of credit	$ 2,909	$ 3,878
Amortization of debt issuance costs	105	140
Pro forma adjustments to interest expense	$ 3,014	$ 4,018

(L)

Reflects the income tax expense on the results of operations of Enovation Controls and the effect of pro forma adjustments for the year ended January 2, 2016 and the nine month period ended October 1, 2016 using estimated statutory income tax rates.

(M)

Represents the estimated increase in sales and cost of sales related to the supply agreement entered into at the date of acquisition between Enovation Controls, LLC and the separate legal entity that received Enovation Controls’ other lines of business that were not acquired. Reflected amounts would have been recognized relative to historical transactions between the acquired lines of business and the lines of business not acquired.

(N)	As presented in Sun Hydraulics Corporation's annual report on Form 10-K for the year ended January 2, 2016 filed with the SEC on March 1, 2016.
(O)	As presented in the audited statement of net revenues and direct costs and operating expenses for the year ended December 31, 2015, included in exhibit 99.1 of this Form 8-K/A.